TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

 – Reports Fourth Quarter GAAP EPS of $0.37; Adjusted EPS of $0.66
– Issues Financial Guidance for 2014

LEXINGTON, KY, February 6, 2014 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced financial results for the fourth quarter and year ended December 31, 2013. The Company also issued financial guidance for 2014.

FOURTH QUARTER FINANCIAL SUMMARY

•
Earnings per diluted share (“EPS”) under U.S. generally accepted accounting principles (“GAAP”) in the fourth quarter of 2013 were $0.37 compared to GAAP EPS of $0.39 in the fourth quarter of 2012. The 2013 results reflect transaction and integration costs related to the acquisition of Sealy Corporation ("Sealy"). The Company completed its acquisition of Sealy in March 2013, and results for 2012 do not include Sealy.

•	Adjusted EPS were $0.66 in the fourth quarter of 2013 as compared to adjusted EPS of $0.60 in the fourth quarter of 2012.

•
GAAP net income in the fourth quarter of 2013 was $22.9 million as compared to GAAP net income of $23.5 million for the fourth quarter of 2012. The Company reported adjusted net income of $41.1 million for the fourth quarter of 2013 as compared to adjusted net income of $36.4 million for the fourth quarter of 2012. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•
Total net sales increased 98.8% to $678.1 million in the fourth quarter of 2013 from $341.1 million in the fourth quarter of 2012. The net sales increase was due to the inclusion of $333.5 million of Sealy net sales for the fourth quarter of 2013.

•
Gross profit margin was 40.2% as compared to 50.0% in the fourth quarter of 2012. The gross profit margin decreased primarily as a result of the inclusion of Sealy, which has lower margins than the Tempur North America and Tempur International segments, and changes in product mix, offset partially by lower sourcing costs.

•
Operating income was $74.1 million as compared to $51.3 million in the fourth quarter of 2012. Operating income in the fourth quarter of 2013 included $8.2 million of transaction and integration costs related to the Sealy acquisition. The higher operating income reflects the inclusion of Sealy.

•	EBITDA for the fourth quarter of 2013 was $92.8 million. Adjusted EBITDA (which is a non-GAAP measure) for the fourth quarter of 2013 was $104.2 million.

•
The Company ended the quarter with consolidated funded debt less qualified cash of $1.8 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 4.4 times, calculated on a combined basis for Tempur-Pedic and Sealy in accordance with the Company’s new senior secured credit facility. For additional information regarding EBITDA, adjusted EBITDA and consolidated funded debt less qualified cash (which are non-GAAP measures) please refer to the reconciliations and other information included in the attached schedules.

•
Tempur Sealy International, Inc. CEO Mark Sarvary commented, “Overall our fourth quarter was in line with our expectations. Sealy’s fourth quarter sales were above our expectations and Tempur International returned to growth with sales increases in Europe, Asia and Latin America. Tempur North America showed continued stability with sales down 1% as compared to last year. Our Company accomplished a great deal in 2013 - we successfully completed the Sealy acquisition in March and since then have integrated all of the key functions, which has led to greater cost synergies than initially projected. We enter 2014 unified and coordinated and expect to further execute on each of our four key strategic growth initiatives. Our recent new product introductions in Tempur North America, Sealy and Tempur International are just a few of the initiatives we have in place to drive growth in 2014."

FULL YEAR FINANCIAL SUMMARY

•
GAAP EPS for the full year 2013 were $1.20 compared to GAAP EPS of $1.70 for the full year 2012. The 2013 results include results for Sealy from March 18, 2013, the acquisition date, and also reflect transaction and integration costs related to the acquisition of Sealy, interest fees related to the Company's refinancing of its Term A Facility and Term B loans under its senior secured credit facility, as well as tax provision adjustments related to the repatriation of foreign earnings utilized in connection with the Sealy acquisition. 2012 GAAP EPS reflects the tax expense recorded in connection with the anticipated repatriation of foreign earnings together with certain transaction and integration costs related to the Sealy acquisition, and other restructuring costs.

•	Adjusted EPS were $2.38 for the full year 2013 as compared to adjusted EPS of $2.61 for the full year 2012.

•
GAAP net income for the full year 2013 was $74.0 million as compared to GAAP net income of $106.8 million for the full year 2012. The Company reported adjusted net income of $146.4 million for the full year 2013 as compared to adjusted net income of $164.1 million for the full year 2012.

•
Total net sales increased 75.7% to $2,464.3 million for the full year 2013 from $1,402.9 million for the full year 2012. The net sales increase was due to the inclusion of $1,114.7 million of Sealy net sales for the period of March 18, 2013 to December 31, 2013.

•
Gross profit margin was 41.2% as compared to 50.9% for the full year 2012. The gross profit margin decreased primarily as a result of the inclusion of Sealy, which has lower margins than the Tempur North America and Tempur International segments, and changes in product mix, offset partially by lower sourcing costs.

•
Operating income was $243.8 million as compared to $248.3 million for the full year 2012. Operating income for the full year 2013 included $44.6 million of transaction and integration costs related to the Sealy acquisition. Excluding these costs, the higher operating income reflects the inclusion of Sealy.

Business Segment Highlights
The Company’s business segments include Tempur North America, Tempur International, and Sealy. The Company’s “Bedding” product sales include mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components.

Tempur North America net sales decreased 0.7% to $226.2 million in the fourth quarter of 2013 from $227.8 million in the fourth quarter of 2012. Bedding net sales decreased 0.7% to $205.7 million in the fourth quarter of 2013 from $207.2 million in the fourth quarter of 2012. Net sales of Other products decreased 0.5% to $20.5 million from $20.6 million in the fourth quarter of 2012.

Tempur International net sales increased 4.5% to $118.4 million in the fourth quarter of 2013 from $113.3 million in the fourth quarter of 2012. Bedding net sales increased 4.5% to $88.0 million in the fourth quarter of 2013 from $84.2 million in the fourth quarter of 2012. Net sales of Other products increased 4.5% to $30.4 million in the fourth quarter of 2013 from $29.1 million in the fourth quarter of 2012.

Sealy net sales for the fourth quarter of 2013 were $333.5 million. Bedding net sales were $305.3 million and net sales of Other products were $28.2 million.

Charges and Other Costs
The Company incurred various charges as a result of the Sealy acquisition. Transaction costs recorded in the fourth quarter of 2013 were $0.3 million and integration costs were $7.9 million.

Financial Guidance
The Company issued full year 2014 guidance for net sales, adjusted EBITDA and adjusted EPS.

The Company currently expects the following for 2014:

•	Net sales to range from $2.800 billion to $2.900 billion

•	Adjusted EBITDA to range from $415 million to $435 million

•	Adjusted EPS to range from $2.60 to $2.85 per diluted share, including depreciation and amortization of approximately $0.19 per share associated with the Sealy purchase price allocation (“PPA”)

Chief Financial Officer Dale Williams commented, “Our full year 2014 net sales guidance range assumes growth of approximately 1% to 5% compared to 2013, had we owned Sealy for all of 2013. We expect our margins to improve in 2014 resulting from cost synergies and leverage, offset partially by investments in new products, marketing and R&D. In addition, our adjusted EBITDA and adjusted EPS guidance reflects forecasted unfavorable foreign exchange, which is expected to have a negative earnings impact of approximately $9 million, or $0.10 per share.”
The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EBITDA and adjusted EPS guidance does not include transaction and integration costs related to the Sealy acquisition.
Conference Call Information
Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 6, 2014 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," “guidance,” "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding its four key strategic growth initiatives, and expectations regarding the Company’s net sales, future revenue performance, adjusted EBITDA and adjusted EPS for 2014 and related assumptions, and expectations regarding net sales growth rates, margin improvements and the impact of foreign exchange. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s new capital structure and increased debt level; the ability to successfully integrate Sealy into the Company’s operations and realize cost and revenue synergies and other benefits from the transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; the risk that the Company’s final purchase price allocation relating to the Sealy acquisition could be significantly different from the Company’s initial estimated purchase price allocation; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except per common share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2012	Chg %	2013	2012	Chg %
	(unaudited)			(unaudited)
Net sales	$678.1	$341.1	98.8%	$2,464.3	$1,402.9	75.7%
Cost of sales	405.2	170.5		1,449.4	688.3
Gross profit	272.9	170.6	60.0%	1,014.9	714.6	42.0%
Selling and marketing expenses	139.7	75.9		522.9	319.1
General, administrative and other expenses	65.5	43.4		266.3	147.2
Equity income in earnings of unconsolidated affiliates	(1.9)	—		(4.4)	—
Royalty income, net of royalty expense	(4.5)	—		(13.7)	—
Operating income	74.1	51.3	44.4%	243.8	248.3	(1.8)%

Other expense, net:
Interest expense, net	22.6	5.8		110.8	18.8
Other expense, net	1.0	0.7		5.0	0.3
Total other expense	23.6	6.5		115.8	19.1

Income before income taxes	50.5	44.8	12.7%	128.0	229.2	(44.2)%
Income tax provision	(22.2)	(21.3)		(49.1)	(122.4)
Net income	28.3	23.5		78.9	106.8
Less: redeemable non-controlling interest (1)	5.4	—		4.9	—
Net income attributable to Tempur Sealy International, Inc.	$22.9	$23.5	(2.6)%	$74.0	$106.8	(30.7)%

Earnings per common share:
Basic	$0.38	$0.39		$1.23	$1.74
Diluted	$0.37	$0.39		$1.20	$1.70
Weighted average common shares outstanding:
Basic	60.5	59.6		60.3	61.5
Diluted	61.8	60.8		61.6	62.9

(1) Non-controlling interest represented $0.8 million and $0.3 million of income attributable to the non-controlling interest for the three months and year ended December 31, 2013, respectively. During the three months ended December 31, 2013, the Company recorded an additional $4.6 million adjustment to reflect the cash redemption amount of the redeemable non-controlling interest at December 31, 2013.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2013	December 31, 2012
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$81.0	$179.3
Accounts receivable, net	349.2	136.3
Inventories, net	199.2	93.0
Receivables from escrow	—	375.0
Prepaid expenses and other current assets	53.7	41.4
Deferred income taxes	44.4	2.6
Total Current Assets	727.5	827.6
Property, plant and equipment, net	411.6	186.0
Goodwill	759.6	216.1
Other intangible assets, net	750.1	63.1
Deferred income taxes	10.9	10.4
Other non-current assets	70.2	16.3
Total Assets	$2,729.9	$1,319.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$191.2	$85.8
Accrued expenses and other current liabilities	208.4	87.9
Deferred income taxes	0.8	26.5
Income taxes payable	1.5	15.5
Current portion of long-term debt	39.6	—
Total Current Liabilities	441.5	215.7
Long-term debt	1,796.9	1,025.0
Deferred income taxes	286.1	31.4
Other non-current liabilities	75.3	25.1
Total Liabilities	2,599.8	1,297.2

Redeemable non-controlling interest	16.1	—

Stockholders' Equity:
Common stock, $0.01 par value; 300.0 shares authorized; 99.2 shares issued as of December 31, 2013 and 2012	1.0	1.0
Additional paid in capital	396.5	379.0
Retained earnings	923.3	849.3
Accumulated other comprehensive loss	(13.7)	(7.6)
Treasury stock at cost; 38.6 and 39.5 shares as of December 31, 2013 and 2012, respectively	(1,193.1)	(1,199.4)
Total Stockholders' Equity	114.0	22.3
Total Liabilities, redeemable non-controlling interest, and Stockholders’ Equity	$2,729.9	$1,319.5

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:	(unaudited)
Net income, before non-controlling interest	$78.9	$106.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74.6	36.3
Amortization of stock-based compensation	16.9	5.7
Amortization of deferred financing costs	7.4	1.4
Write-off of deferred financing costs	4.7	—
Bad debt expense	1.3	2.5
Deferred income taxes	(49.1)	38.4
Dividends received from unconsolidated affiliates	2.5	—
Equity income in earnings of unconsolidated affiliates	(4.4)	—
Amortization of debt discounts	3.7	—
Loss on sale of assets	0.8	0.3
Foreign currency adjustments and other	0.1	1.8
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(30.1)	5.3
Inventories	(34.5)	0.1
Prepaid expenses and other current assets	27.9	(29.4)
Accounts payable	28.1	14.3
Accrued expenses and other	4.4	11.6
Income taxes payable	(34.7)	(5.2)
Net cash provided by operating activities	98.5	189.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(1,172.9)	(4.5)
Purchases of property, plant and equipment	(40.0)	(50.5)
Other	(0.1)	—
Net cash used in investing activities	(1,213.0)	(55.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 credit agreement	2,992.6	—
Repayments of 2012 credit agreement	(1,658.3)	—
Proceeds from issuance of senior notes	375.0	—
Proceeds from 2011 credit facility	46.5	352.0
Repayments of 2011 credit facility	(696.5)	(287.0)
Proceeds from issuance of common stock	8.7	11.4
Excess tax benefit from stock based compensation	5.4	10.5
Treasury shares repurchased	(7.0)	(152.6)
Payments of deferred financing costs	(52.0)	(2.3)
Other	(1.0)	(2.8)
Net cash provided by (used in) financing activities	1,013.4	(70.8)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2.8	3.8
(Decrease) increase in cash and cash equivalents	(98.3)	67.9
CASH AND CASH EQUIVALENTS, beginning of period	179.3	111.4
CASH AND CASH EQUIVALENTS, end of period	$81.0	$179.3

Summary of Channel Sales
The following table highlights net sales information, by channel and by segment, for the three months ended December 31, 2013 and 2012:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Retail	$613.8	$295.7	$209.9	$207.8	$92.0	$87.9	$311.9	$—
Direct	30.4	29.8	12.6	17.5	14.3	12.3	3.5	—
Other	33.9	15.6	3.7	2.5	12.1	13.1	18.1	—
	$678.1	$341.1	$226.2	$227.8	$118.4	$113.3	$333.5	$—

Summary of Product Sales
The following table highlights net sales information, by product and by segment, for the three months ended December 31, 2013 and 2012:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Bedding	$599.0	$291.4	$205.7	$207.2	$88.0	$84.2	$305.3	$—
Other products	79.1	49.7	20.5	20.6	30.4	29.1	28.2	—
	$678.1	$341.1	$226.2	$227.8	$118.4	$113.3	$333.5	$—

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(In millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the Sealy acquisition. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt and consolidated funded debt less qualified cash are also provided below. Management believes that the use of EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash also provides investors with useful information with respect to the terms of the Company’s new senior secured credit facility and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income
The following table sets forth the reconciliation of the Company’s reported GAAP net income for the three months ended December 31, 2013 and 2012 to the calculation of adjusted net income for the three months ended December 31, 2013 and 2012:

(in millions, except per share amounts)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
GAAP net income attributable to Tempur Sealy International, Inc.	$22.9	$23.5
Plus:
Redeemable non-controlling interest (1)	4.6	—
Transaction costs, net of tax (2)	0.3	4.2
Integration costs, net of tax (2)	5.5	2.5
Adjustment of taxes to normalized rate (3)	7.8	—
Tax provision related to repatriation of foreign earnings (4)	—	6.2
Adjusted net income	$41.1	$36.4

GAAP earnings per common share, diluted	$0.37	$0.39
Redeemable non-controlling interest (1)	0.07	—
Transaction costs, net of tax (2)	—	0.07
Integration costs, net of tax (2)	0.09	0.04
Adjustment of taxes to normalize rate (3)	0.13	—
Tax provision related to repatriation of foreign earnings (4)	—	0.10
Adjusted earnings per share, diluted	$0.66	$0.60

Diluted shares outstanding	61.8	60.8

(1) Redeemable non-controlling interest represents a $4.6 million adjustment to reflect the cash redemption amount of the redeemable non-controlling interest at December 31, 2013.
(2) Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.
(3) Adjustment of taxes to normalized rate represents adjustments associated with the tax impacts of transaction costs.
(4) Represents tax provision recorded in connection with the repatriation of foreign earnings related to the Sealy acquisition.

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the three months ended December 31, 2013:

(in millions)	Three Months Ended December 31, 2013
EBITDA
GAAP net income attributable to Tempur Sealy International, Inc.	$22.9
Interest expense, net	22.6
Income taxes	22.2
Depreciation & amortization	25.1
EBITDA	92.8

Adjustments for financial covenant purposes:
Redeemable non-controlling interests	4.6
Transaction costs	0.3
Integration costs	6.5
Adjusted EBITDA	$104.2

The following table sets forth a mathematical combination related to the calculation of adjusted EBITDA in accordance with the Company’s new senior secured credit facility. The following table provides useful information about how the senior secured credit facility treats adjusted EBITDA and sets forth a calculation, for the Company and Sealy on a combined basis, of reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the year ended December 31, 2013:

(in millions)	Combined (1)
EBITDA
GAAP net income attributable to Tempur Sealy International, Inc.	$71.0
Interest expense, net	133.2
Income taxes	39.0
Depreciation & amortization	98.6
EBITDA	341.8

Adjustments for financial covenant purposes:
Redeemable non-controlling interest	4.6
Transaction costs	25.2
Integration costs	15.3
Refinancing charges	2.4
Non-cash compensation	5.8
Restructuring and impairment related charges	7.8
Discontinued operations	0.6
Other	7.6
Adjusted EBITDA	$411.1

(1) Combined includes the mathematical combination of the Company’s historical financial results for the twelve months ended December 31, 2013 and Sealy’s historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013. Results for Sealy for periods prior to the Sealy acquisition do not give effect to any purchase accounting considerations.

This information is presented solely for the purpose of providing information to investors regarding the Company’s compliance with certain financial covenants  in its new senior secured credit facility that are based on adjusted EBITDA. This information does not include the pro forma adjustments that would be required under Regulation S-X for pro forma financial information, and does not reflect future events that may occur after December 31, 2013 or any operating efficiencies or inefficiencies that may result from the Sealy acquisition and related financing. Therefore, the information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that the Company will experience going forward.

Reconciliation of long-term debt to consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company’s reported debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2013. “Consolidated funded debt” and “qualified cash” are terms used in the Company’s new senior secured credit facility for purposes of certain financial covenants.

(in millions)	As of December 31, 2013

GAAP basis debt	$1,836.5
Plus:
Letters of credit outstanding	22.9
Consolidated funded debt	1,859.4
Less:
Domestic qualified cash (1)	30.9
Foreign qualified cash (1)	30.1
Consolidated funded debt less qualified cash	$1,798.4

(1) Qualified cash as defined in the credit agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

($ in millions)	As of December 31, 2013

Consolidated funded debt less qualified cash	$1,798.4
Adjusted EBITDA	411.1
4.4 times (1)

(1) The Company’s new senior secured credit facility includes a financial covenant requiring that the ratio of consolidated funded debt to adjusted EBITDA be less than 5.5 times from March 18, 2013 through September 30, 2013, and less than 5.25 times from October 1, 2013 through December 31, 2013.